EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on forms S-8 (File Nos. 333-02651; 333-59367; 333-86423; 333-69766 and 333-119249) and Forms S-3 (File Nos. 333-45532; 333-115261 and 333-115645) of CanArgo Energy Corporation our Report dated March 11, 2005 relating to the financial statements as of December 31, 2004 and 2003 and for the years then ended which appears on page F-3 of this Annual Report.

L J Soldinger Associates LLC

Deer Park, Illinois, USA
March 15, 2005